Exhibit 99.1

Tier Technologies, Inc.
10780 Parkridge Blvd.
Suite 400
Reston, VA 20191

CONTACT:
Jeffrey A. McCandless, Chief Financial Officer
(571) 382-1092

Matt Brusch, Director of Communications
(571) 382-1048

Tier Reports Fiscal 2005 First Quarter Results

RESTON, Va., February 9, 2005 – Tier Technologies, Inc. (Nasdaq: TIER), a leading provider of transaction processing and packaged software and systems integration solutions for public sector clients, today announced results for its fiscal first quarter ended December 31, 2004.

Net revenues for the fiscal 2005 first quarter were $31.7 million, an increase of 19.5% as compared to $26.5 million in the fiscal 2004 first quarter.  Year over year net revenue growth was driven primarily by increased adoption of the transaction processing services of Tier’s Official Payments Corp. subsidiary, and revenue contribution from Tier’s EPOS subsidiary, which Tier acquired in June 2004.

Net loss from continuing operations per diluted share was ($0.05) in the fiscal 2005 first quarter, as compared to net loss from continuing operations per diluted share of ($0.07) in the same period a year ago.  Fiscal 2005 first quarter net loss includes costs of approximately $700,000, or $0.04 per diluted share, for due diligence and analysis of a large, potential strategic transaction that did not come to fruition.

Cash, cash equivalents and short and long-term investments on December 31, 2004 totaled $63.4 million as compared to $69.5 million on September 30, 2004.  This decrease is primarily attributable to Tier’s first quarter strategic investment in CPAS Systems, and an increase in capital expenditures, primarily relating to the recently won Michigan Child Support State Disbursement Unit project.

“Tier’s first quarter revenues were stronger than we expected,” said James R. Weaver, Chairman and Chief Executive Officer.  “We continue to be pleased by the steady top-line growth provided by Tier’s transaction processing focused business model.  We made solid progress on a number of important fronts this quarter.  For example, we made significant strides in preparing to operate one of the largest child support payments centers in the United States.  Our recent $85 million, five-year contract award to operate the Michigan Child Support State Disbursement Unit represents a major contract win for Tier, and we are devoting significant resources to this project to ensure its success.  Another strategically important development in the quarter was our Official Payments Corp. subsidiary’s announcement of its agreement with Intuit to offer TurboTax customers the benefit of convenient and secure new federal and state tax payment options during the 2004 tax year.”

“As we have discussed previously, the transaction processing industry is strategically important to Tier’s future growth,” Weaver continued.  “Based on our successful transaction processing experience, and what we believe to be an excellent market growth opportunity, we intend to increase Tier’s presence in this industry through internal growth and acquisition.  Consistent with this strategic objective, Tier incurred due diligence costs in the first quarter relating to a large transaction that did not come to fruition.  While we note that these costs resulted in Tier reporting bottom line results below our previous first quarter forecast, we remain committed to using our financial assets to pursue strategic deals that will augment Tier’s internal growth rate, and accelerate the overall growth rate, that we believe will ultimately benefit our shareholders.”

“We were particularly pleased with the first quarter transaction processing performance of our subsidiary Official Payments Corp.  All major transaction categories experienced double digit percentage year-over-year increases in the number of transactions processed, with OPC’s overall total transactions processed increasing 21% annually,” Weaver stated.  “Tier again produced cash, finishing the first quarter with a strong cash, cash equivalents and short and long-term investments balance of $63.4 million.  We were also pleased with Tier’s days sales outstanding performance which was 65 days on a billed basis and 85 days including unbilled receivables.”

Financial Outlook

For the fiscal second quarter of 2005, Tier currently expects revenues of between $33.5 million to $34.0 million, and earnings per diluted share of $0.01 to $0.02, which includes start up costs of $1.9 million, or $0.07 per diluted share, relating to Tier’s Michigan Child Support contract win.

For the full fiscal year 2005, Tier currently expects revenues of between $146.0 million to $150.0 million, and earnings per diluted share of $0.24 to $0.27, which includes start up costs of $2.9 million, or $0.10 per diluted share, relating to Tier’s Michigan Child Support contract win.

These amounts represent management’s current expectations about Tier’s future financial performance, based on information available at this time.

Conference Call

Tier will host a conference call today at 5:30 p.m. Eastern Time to discuss these results.  To access the conference call, please dial (800) 399-0129.  The conference call will also be broadcast live via the Internet at www.Tier.com.  A replay will be available at www.Tier.com or by calling (800) 642-1687 and entering 3858823 from two hours after the end of the call until 11:59 p.m. Eastern Time on February 16, 2005.

About Tier

Tier is a leading provider of transaction processing and packaged software and systems integration services for public sector clients.  We combine our understanding of enterprise-wide systems with domain knowledge enabling our clients to rapidly channel emerging technologies into their operations.  We focus on sectors that we believe are driven by forces that make demand for our services less discretionary and are likely to provide us with recurring long-term revenue streams.  Tier is included in the Russell 3000® Index.  More information about the Company is available at www.Tier.com.

Statements made in this press release that are not historical facts, including statements regarding expectations for future revenues, earnings, and expenses, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; failure to achieve anticipated gross margin levels with respect to individual projects, including due to unanticipated costs incurred in fixed-price or transaction-based projects; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities and achieve cost savings from its restructuring activities; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended Sept. 30, 2004, our most recent Form 10-Q, as well as other filings with the SEC.

(Financial tables to follow)

TIER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2004	September 30, 2004

ASSETS
Current assets:
Cash and cash equivalents	$43,788	$42,061
Short-term investments	9,743	13,619
Accounts receivable, net	19,549	17,394
Unbilled receivables	4,908	5,046
Other current assets	5,264	5,893

Total current assets	83,252	84,013
Long-term investments	9,857	13,866
Equipment and software, net	9,253	7,158
Goodwill and other acquired intangibles, net	70,451	68,585
Investment in unconsolidated affiliate	955	—
Other assets	3,793	3,847

Total assets	$177,561	$177,469

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings	$89	$107
Accounts payable and accrued expenses	17,656	17,228
Other current liabilities	12,832	12,276
Liabilities of discontinued operations	92	121

Total current liabilities	30,669	29,732
Long-term debt, less current portion	94	89
Other liabilities	1,552	1,698
Total shareholders’ equity	145,246	145,950

Total liabilities and shareholders’ equity	$177,561	$177,469

TIER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,

	2004	2003

Net revenues	$31,679	$26,510
Costs and expenses:
Direct costs	21,883	17,968
Selling and marketing	2,579	1,377
General and administrative	6,880	5,484
Restructuring and other charges (1)	—	2,072
Depreciation and amortization	1,550	1,131

Total costs and expenses	32,892	28,032

Loss from continuing operations	(1,213)	(1,522)
Equity in net losses of unconsolidated affiliate	(100)	—
Interest income (expense), net	379	277

Loss from continuing operations before income taxes	(934)	(1,245)
Provision for income taxes	—	35

Loss from continuing operations, net of income taxes	(934)	(1,280)

Discontinued operations:
Loss from operations of discontinued operations, adjusted for applicable provision for income taxes of $0 (2)	—	(1,565)

Net loss	$(934)	$(2,845)

Loss from continuing operations, net of income taxes:
Per common share	$(0.05)	$(0.07)

Per diluted share	$(0.05)	$(0.07)

Loss from discontinued operations, net of income taxes:
Per common share	$—	$(0.08)

Per diluted share	$—	$(0.08)

Net loss
Per common share	$(0.05)	$(0.15)

Per diluted share	$(0.05)	$(0.15)

Shares used in computing basic income (loss) per share	19,447	18,702

Shares used in computing diluted income (loss) per share	19,447	18,702

(1)

Includes $1,256 in restructuring charges of which $803 relates to severance costs, $318 pertains to office closure activities, and $135 in asset impairment charges, and $816 in total other costs consisting of $516 in legal expenses for compliance with the DOJ subpoena and $300 in legal and other costs associated with the CalPERS terminated contract.

(2)	Includes the results of operations and charges in connection with discontinuing the U.S. Commercial Services and United Kingdom Segments.

TIER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,

	2004	2003

Operating activities
Loss from continuing operations, net of income taxes	$(934)	$(1,280)
Adjustments to reconcile loss from continuing operations, net of income taxes to net cash from continuing operations provided by (used in) operating activities:
Asset impairment charge	—	135
Depreciation and amortization	2,087	1,662
Provision for doubtful accounts	27	26
Forgiveness of notes receivable from employees	—	8
Equity in net losses of unconsolidated affiliate	100	—
Change in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(2,101)	5,533
Prepaid expenses and other assets	636	(132)
Accounts payable and accrued liabilities	385	4,961
Deferred revenue	453	465

Net cash from continuing operations provided by operating activities	653	11,378

Investing activities
Purchase of equipment and software	(2,851)	(409)
Notes and accrued interest receivable from related parties	(66)	(70)
Repayments on notes and accrued interest receivable from related parties	—	11
Business combinations, net of cash acquired	(3,864)	—
Restricted investments	(220)	—
Purchases of available-for-sale securities	—	(5,200)
Maturities of available-for-sale securities	8,174	2,717
Other assets	(132)	—

Net cash from continuing operations provided by (used in) investing activities	1,041	(2,951)

Financing activities
Net proceeds from issuance of common stock	162	641
Payments on capital lease obligations and other financing arrangements	(52)	(52)

Net cash from continuing operations provided by financing activities	110	589
Effect of exchange rate changes on cash	(47)	—

Net cash provided by continuing operations	1,757	9,016
Net cash provided by (used in) discontinued operations	(30)	1,030

Net increase in cash and cash equivalents	1,727	10,046
Cash and cash equivalents at beginning of period	42,061	26,178

Cash and cash equivalents at end of period	$43,788	$36,224

Supplemental disclosures of cash flow information
Interest paid	$7	$15

Income taxes paid (refunded), net	$(134)	$(6,482)

Supplemental disclosures of non-cash transactions
Equipment acquired under capital lease obligations and other financing arrangements	$40	$—